Exhibit 99.1

Historic Iron Dome Funding Boost Creates New Opportunities for Rimon Technologies, Reinforcing Strategic Value of Nukkleus’ Pending Acquisition

Expanded Iron Dome funding drives long-term demand for Rimon’s core technology

New York, NY - Nov. 25, 2025 - Nukkleus Inc. (NASDAQ: NUKK), a strategic acquirer and developer of high-potential businesses in the aerospace and defense (A&D) industry, today announced today that Rimon, the Israeli supplier of critical power and subsystem components for the Iron Dome missile defense system, is expected to benefit substantially from the historic multi-billion-dollar Iron Dome expansion recently approved by Israel’s Ministry of Defense.

On November 20, 2025, Israel’s Ministry of Defense announced the signing of a landmark procurement agreement with Rafael Advanced Defense Systems Ltd. (“Rafael’) to accelerate serial production of Iron Dome interceptors and supporting systems. The contract is funded primarily through the $8.7 billion U.S. defense assistance package, which includes $5.2 billion earmarked specifically for Israel’s air-defense systems, making it one of the largest Iron Dome production investments in the system’s history.

Through Nukkleus’ controlling stake in Star 26 Capital Inc., Nukkleus is in the process of acquiring Rimon, which has established strong partnerships with Rafael, Elbit Systems, and other leading defense integrators. As the new production surge ramps up, Nukkleus anticipates a significant increase in demand for Rimon’s manufacturing capabilities.

In anticipation of the expanding production requirements, Rimon is preparing to scale its operations beginning in 2026. Nukkleus expects that Israel’s sustained investment in its multi-layered air-defense architecture, driven by heightened regional threat levels and the need to replenish interceptor stockpiles, positions RIMON for strong long-term growth.

Given rising tensions across the region and the increasing likelihood of a future confrontation with Iran involving potential large-scale missile salvos targeting Israel, national defense planners have emphasized the urgency of expanding air-defense capacity. Rimon’s planned growth and Nukkleus’ strategic support are aligned with this national requirement.

The initiative also coincides with expanded U.S.-Israel industrial cooperation, including production in Israel and at the new R2S (Raytheon-Rafael) facility in Camden, Arkansas, which recently received a $1.25 billion contract for Tamir interceptor manufacturing.

“This historic Iron Dome expansion contract validates our strategic decision to pursue the acquisition of Rimon, and position Nukkleus at the heart of Israel’s defense industrial base,” said Menny Shalom, CEO of Nukkleus Inc. “Rimon is already preparing to expand operations as early as 2026, and we expect the new production plan will have a significant impact on both Nukkleus and Rimon. The next major confrontation with Iran is a matter of time, and defense experts are already anticipating scenarios involving hundreds of missiles launched toward Israel. The country must rapidly expand its air-defense capacity, and Nukkleus is playing a key role in those preparations. We are committed to supporting Israel’s security with scalable, mission-critical technologies.”

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About Nukkleus Inc.

Nukkleus Inc. (NASDAQ: NUKK) focuses on acquiring and scaling mission-critical suppliers across the defense, aerospace, and advanced manufacturing sectors. Nukkleus targets Tier 2 and Tier 3 companies that form the industrial backbone of national security infrastructure in the U.S., Israel and Europe. Through its proprietary capital model, Nukkleus integrates operational capabilities, financial discipline, and long-term vision to modernize and expand strategic suppliers, supporting dual-use innovation and resilient supply chains.

The company’s portfolio approach combines organic growth with disciplined M&A, enabling transformational scale and positioning Nukkleus at the core of 21st-century defense industrial strategy.

About RIMON

RIMON is a leading Israeli supplier of critical components for the Iron Dome missile defense system and other defense and tactical solutions. RIMON's diversified operations include two key business lines: the distribution of generators, masts, and lighting solutions through exclusive distributorship agreements, and the development and integration of tactical vehicles, including reconnaissance vehicles, mobile command and control units, and satellite broadcast platforms serving special defense forces, intelligence agencies, and the Israel Defense Forces (IDF).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts, including, but not limited to, statements regarding RIMON's anticipated benefits from the Iron Dome expansion contract, expected demand for RIMON's components, planned expansion of manufacturing capacity in 2026, the Company's ability to capture value for shareholders, and statements regarding the strategic positioning of the Company and its subsidiaries, are "forward-looking statements."

These forward-looking statements are based on current expectations and beliefs and involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Such factors include, but are not limited to: uncertainties regarding the timing and scope of contracts between Rafael and its suppliers; RIMON's ability to increase production capacity; the Company's ability to successfully integrate acquired businesses; changes in defense spending by the Israeli government or U.S. government; geopolitical developments affecting demand for air defense systems; supply chain disruptions; competition in the defense industry; the Company's ability to secure financing for expansion; and other risks described under "Risk Factors" in Nukkleus' most recently filed Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Media Contact:
Eitan Goldstein
Nukkleus Inc.
eitan@nukk.com
www.nukk.com

Investor Relations Contacts (US):
The Equity Group Inc.

Lena Cati
lcati@theequitygroup.com

+1 (212) 836-9611

Val Ferraro

vferraro@theequitygroup.com

+1 (212) 836-9633